Republic Airways Holdings Inc. Announces Pricing of Common Stock Offering

Indianapolis (Nov. 11, 2010) — Republic Airways Holdings Inc. (NASDAQ: RJET) (“Republic Airways” or the “company”) today announced the pricing of the public offering of 12 million shares of its common stock at a price of $7.80 per share.  In addition, the underwriters have an option for 30 days to purchase up to 1,800,000 additional shares of common stock on the same terms and conditions.

Assuming no exercise of the underwriters’ option to purchase additional shares, the company expects to receive net proceeds from this offering of approximately $88.5 million after deducting underwriting discounts and commissions and estimated expenses of the offering.  The company intends to use the net proceeds from the offering for general corporate purposes, including to finance a portion of its new Embraer E190 aircraft order, and to bolster its liquidity position.

Goldman, Sachs & Co. and Deutsche Bank Securities Inc. are acting as joint book-running managers for the offering.

The offering is being made by the company only by means of a written prospectus supplement and accompanying prospectus forming part of the effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission. A preliminary prospectus supplement related to the offering has been filed with the Securities and Exchange Commission and is available on the SEC’s website, http://www.sec.gov.  A copy of the final prospectus related to the offering, when available, as well as copies of the preliminary prospectus supplement and the accompanying base prospectus related to this offering, may be obtained from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316, or by emailing prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Republic Airways Holdings

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Lynx Aviation, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines offer scheduled passenger service on approximately 1,600 flights daily to 126 cities in 45 states, Canada, Costa Rica, and Mexico under branded operations at Frontier, and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. The airlines currently employ approximately 11,000 aviation professionals and operate 277 aircraft.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Republic Airways Holdings’ business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our Quarterly Reports on Form 10-Q.